Exhibit 10.3

AMENDMENT AGREEMENT

        This Agreement amends that certain Employment Agreement by and between Somerset Hills Bancorp, a New Jersey corporation having its principal place of business located at 155 Morristown Road, Bernardsville, New Jersey 07924 (“Employer”) and Stewart E. McClure, Jr., an individual residing at 90 Springhill Road, Mendham, New Jersey 07945 (“Employee”) dated March 8, 2001 and amended May 15, 2003 (the “Employment Agreement”).

        WHEREAS, subsequent to the adoption of the Employment Agreement, Section 409A has been added to the Internal Revenue Code of 1986, as amended (the “Code”);

        WHEREAS, the Employer and Employee wish to amend the Employment Agreement to ensure compliance with Section 409A of the Code;

        NOW, THEREFORE, the parties hereto hereby agree as follows:

        1. Section 4.3(c) of the Employment Agreement is deleted in its entirety and replaced with the following:

“Section 4.3(c): For purposes of this Agreement, disability shall mean if the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or the Employee receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer. Employee will also be deemed disabled if determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program, provided that the definition of Disability applied under such disability insurance program complies with the requirements of Treasury regulation 1.409A-3(g)(4).”

        2. Section 7.6(b) of the of the Employment Agreement is deleted in its entirety and replaced with the following:

“Section 7.6(b): For purposes of this Agreement, a “change in control” of the Employer shall be deemed to occur when any one person, or more than one person acting as a group as determined under Internal Revenue Code regulation section 1.409A-3(i)(v)(5)(B) (i) acquires ownership of stock of the Employer that constitutes more than 50 percent of the total fair market value or total voting power of the Employer, (ii) the date said person or group acquires ownership of stock of the Employer possessing 30 percent or more of the total voting power of the stock of the Employer; (iii) the date a majority of members of the Employer’s Board of Directors is replaced during any twelve (12) -month period by directors whose appointment or election is not endorsed by a majority of the members of the Employer’s board of directors before the date of the appointment or election; (iv) upon the change in the ownership of a substantial portion of the Employer, which, for this purpose, shall be deemed to occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Employer that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Employer immediately before such acquisition or acquisitions or (v) the Employer engages in any merger, consolidation or similar transaction as a result of which the holders of a majority of the voting power of the outstanding stock of the Employer do not continue to hold a majority of the voting power of the outstanding stock of the resulting entity from the transaction.”

        3. Except as amended hereby, the terms and conditions of the Employment Agreement shall remain in full force and effect, unaltered in any way.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 26th day of September, 2007.

SOMERSET HILLS BANCORP

By:	/s/ Edward B. Deutsch
EDWARD B. DEUTSCH, Chairman

/s/ Stewart E. McClure, Jr.
STEWART E. McCLURE, JR.